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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Granum Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                126 East 56th Street

                New York, NY 10022

Name and address of agent for service of process:

                Jonas B. Siegel
                Granum Series Trust
                126 East 56th Street
                New York, NY 10022

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      X  Yes     No
     ---     ---

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of January, 1997.

                                    Granum Series Trust

                                    By: /s/ Lewis M. Eisenberg
                                        ---------------------------
                                        Lewis M. Eisenberg
                                        Trustee

                                    By: /s/ Walter F. Harrison, III
                                        ---------------------------
                                        Walter F. Harrison, III
                                        Trustee